UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2006
CHECKFREE CORPORATION
(Exact Name of Registrant as specified in its charter)

Delaware	0-26802	58-2360335

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)
4411 East Jones Bridge Road
Norcross, Georgia 30092
(678) 375-3000
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)
Not Applicable
(Former name or former address, if changed since last report)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Additional Compensation to Non-Management Director
          On November 2, 2006, the Governance Committee of the Board of Directors (the “Board”) of CheckFree Corporation (“CheckFree” or the “Corporation”) recommended, and the Board approved, a one-time grant to Mr. William Boardman, one of the Corporation’s outside directors, of restricted shares of common stock worth $75,000. The shares of restricted stock were awarded on November 3, 2006, and were valued at $38.55 per share, which was the closing price of the Corporation’s common stock on November 2, 2006. Thus, Mr. Boardman received a grant of 1,945 restricted shares. The grant is being made pursuant to CheckFree’s 2002 Stock Incentive Plan, and the restricted shares will vest in 25% increments on the first through fourth anniversaries of the date of grant.
          This one-time award is meant to compensate Mr. Boardman for the expiration on July 19, 2006 of an option to purchase 6,000 shares of CheckFree common stock at an exercise price of $14.25 per share, which Mr. Boardman was initially awarded by the Board on July 19, 1996 for his services on the Board.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
          Effective November 2, 2006, the Board approved and adopted an amendment to Article VI of the Corporation’s Bylaws to provide that some or all of any or all classes or series of stock of the Corporation may be represented by uncertificated shares. Section 1 of Article VI of CheckFree’s Bylaws is amended as follows:
“Section 1. Certificates.
Shares of stock in the Corporation shall be represented by certificates; provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Corporation be represented by uncertificated shares. Any such resolution shall not apply to stock represented by a certificate until such certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on certificates representing shares of such class or series or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and rights of such class or series and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of stock of the same class and the same series shall be identical.
If shares of stock are represented by certificates, or if a holder of uncertificated shares elects to have his shares represented by a certificate, such certificates shall be signed by, or in the name of the Corporation by, the chairman of the board or the president or a vice-president and the treasurer or an assistant treasurer or the secretary or an assistant secretary of the Corporation, certifying the number of shares owned by him in the Corporation.”
Item 8.01 Other Events
          On November 6, 2006, CheckFree issued a press release announcing that its Board approved a new stock repurchase program under which CheckFree may repurchase up to $100 million in shares of its common stock through August 1, 2007. Pursuant to General Instruction F of Current Report on Form 8-K, a copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
          (c)   Exhibits.

Exhibit No.	Description
99.1	CheckFree Corporation’s Press Release dated November 6, 2006.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CheckFree Corporation
Date: November 6, 2006	By:	/s/ David E. Mangum
David E. Mangum,
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	CheckFree Corporation’s Press Release dated November 6, 2006.